Exhibit 99.1

Landbank Group, Inc. Announces Preliminary Fourth Quarter and Fiscal Year 2006 Results

VAN NUYS, Calif., February 28, 2007 /PRNewswire-FirstCall/ -- Landbank Group, Inc. , a Delaware corporation ("Company"), today announced preliminary results for the fourth quarter of fiscal year 2006 as well as results for the fiscal year ended December 31, 2006. The preliminary, unaudited, results for 2006 are as follows:

	(millions)
	Q4 2006	FY 2006
Revenue	$1.2	$4.5
Gross Profit	$0.3	$1.2
Net loss	$(0.4)	$(1.2)

The Company also announced forward guidance for the first quarter of fiscal year 2007, which ends March 31, 2007, as well as for the full fiscal year, which ends on December 31, 2007. The following is the Company’s projected range of results for both the first quarter of 2007 and the full year:

	(millions)
	Q1 2007		FY 2007
	Low	High	Low	High
Revenue	$1.0	$1.1	$6.0	$6.6
Gross Profit	$0.25	$0.30	$1.45	$1.60
Net loss	$0.11	$0.13	$(0.10)	Breakeven

“The focus for 2007 is continued revenue growth and improved bottom-line results, and we feel that the Company is well positioned to achieve its business objectives for fiscal year 2007” said Gary Hewitt, the Company’s President.

About Landbank

Landbank Group, Inc. and its wholly-owned subsidiary Landbank, LLC (collectively referred to as the "Company" or "Landbank" unless the context requires otherwise) acquires large-scale parcels of land, primarily through the real property tax lien foreclosure process, throughout North America. Through the Company's management team's close contacts cultivated over many years, significant acquisition opportunities exist through federal, state, county and local government agencies. The core strategy is to buy properties for "Pennies on the Dollar," typically around 20-30% of market value and re-sell them as individual parcels through our established distribution channels.

The Company firmly believes that land has and always will be a constantly desirable investment. Presently, a large majority of real estate investments across the country are appreciating at a rate faster than inflation, with steady demand and increasing value. Landbank was created to capitalize on cross marketing opportunities with an existing and growing customer base. Other distribution channels that we use include internet sales and third party wholesalers.

Forward-Looking Statements

This news release and the views expressed by Landbank Group, Inc’s (“LBAN”) management contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although LBAN believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation: our ability to identify and acquire suitable properties at low cost, LBAN becoming the subject to litigation which could divert substantial time and money from our business, LBAN becoming subject to government regulations which may restrict our operations and/or create significant compliance burdens, our dependence on key personnel and affiliates, competition for properties/inventory that may increase costs and reduce returns, our ability, or inability, to sell a property if or when we decide to do so, and our ability to raise additional capital, the lack of which may result in LBAN having to curtail or cease operations. LBAN’s future results could also be materially affected by the following general real estate risks:

   changes in general or local economic conditions;
   changes in supply of or demand for similar or competing properties in the area;
   bankruptcies, financial difficulties or lease defaults by our customers;
   changes in interest rates and availability of permanent mortgage funds that my render the sale of a property difficult or unattractive or otherwise reduce the returns to shareholders;
   changes in governmental rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws:
In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-SB filings with the Securities and Exchange Commission.

Since July 1, 2006, the Company’s common stock has traded in the "Other OTC" or "Grey Market" wherein trades are reported by a broker-dealer to its Self-Regulatory Organization which distributes the trade data to market data vendors and financial websites. Since bids and offers are not collected in a central location, market transparency and best execution are problematic. The Company is in the process of seeking reinstatement to the Pink Sheets. Neither the Grey Market nor the Pink Sheets require companies whose securities are quoted upon its systems to meet any listing requirements. Although LBAN has recently become a reporting company voluntarily, LBAN’s history of periodic reporting is extremely limited and no guarantee can be made of LBAN’s continued compliance with reporting requirements. Currently, there are no broker-dealers making an active market in the Company's common stock. Accordingly, there are no closing bid and ask prices for the common stock subsequent to June 30, 2006.

Contact

RedChip Companies, Inc.
Jon Cunningham
1-800-REDCHIP x 107
www.redchip.com